EXHIBIT 99.1

FRANK J. HARITON • ATTORNEY - AT - LAW

June 22, 2009

Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549

Re:	GMV Wireless, Inc. (the “Company”)
Registration Statement of Form S-1
Number 333-158184, as amended to date (the “Registration Statement“)

Ladies and Gentlemen:

I am counsel to the Company.  By letter dated May 18, 2009, the Staff of the Division requested that I deliver an opinion to you to the effect that Mr. Collier is not an affiliate of Ascher/Decision Services Inc.(“ADS”).  Since the filing of Amendment Number 1 to the Registration Statement, Mr. Collier has left ADS and has joined Mosaic Capital Securities, LLC., member FINRA, SIPC (“MCS”).  I will refer to ADS and MCS collectively as the “Firms”.

Factual and Legal Background

Due to his stock ownership (both direct and indirect), Mr. Collier is an principal stockholder of the Company and may be deemed an affiliate of the Company.  Mr. Collier is not an employee of the Company and earns his living through work in the securities industry that requires him to be licensed.  Mr. Collier has obtained a Series 7 (General Securities Representative); Series 63 (State Securities Laws); and Series 24 (General Securities Principal) license from FINRA Mr. Collier was associated with ADS from October 2008 to May 2009 and has been associated with MCS since May 2009.  Mr. Collier never owned any equity interest in either of the Firms, was never a director and never was empowered or actually  made a management decision at either of the firms.  Mr. Collier was never listed as a control person on either Firm’s Form BD.  In order to confirm the factual statements made herein I have shown a draft of this opinion to the controlling persons at each Firm and asked if they object to any statement contained herein.  There has been no objection.

An “Affiliate” of an entity such as either of the Firms for purposes of the questioned raised by the Staff and for this opinion is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. See 17 CFR 230.144(a)(1) and 17 CFR 230.405.  The term control (including the terms controlling, controlled by and under common control with ) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. 17 CFR 230.405.

FRANK J. HARITON • ATTORNEY - AT - LAW
Division of Corporation Finance
June 22, 2009

Conclusion

Since Mr. Collier does not have any equity ownership in either Firm, has no power to make any decisions to bind either Firm, since both Firms have concluded that he is not a control person on their Form BD’s, and since Mr. Collier has never exercised any power that could be construed as control over either of the Firms, I am of the opinion that Mr. Collier is not an affiliate of either ADS or MCS.

I render no opinion as to the laws of any jurisdiction other than the States of New York and Nevada and the Laws of the United States of America.

Very truly yours,

/s/ Frank J. Hariton

Frank J. Hariton